EXHIBIT 10.19

Grillo-Lopez, Antonio

CONSULTING AGREEMENT

Salmedix, Inc.

4330 La Jolla Village Drive

Suite 250

San Diego, CA 92122

To whom it may concern:

The following contains all the items of my Consulting Agreement (the “Agreement”), effective as of May 1, 2001 (the “Effective Date”), with Salmedix, Inc. (the “Company”).

The amount of time I will spend as a consultant to the Company (a “Consultant”) and the nature of the services provided and my compensation are set forth in Exhibit A hereto. In rendering such services to the Company, I shall act as an independent contractor and not as an employee of the Company. This Agreement shall commence on the Effective Date and shall have an initial term of one (1) year. This Agreement shall thereafter renew automatically for subsequent one (1) year terms, unless either party gives notice of its intent to terminate no less than sixty (60) days prior to the end of the then-current term. Subject to the foregoing, either party may terminate this Agreement with or without cause.

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business (including, without limitation, information created, discovered, developed or made known by or to me arising specifically out of my retention as a Consultant by the Company). By way of illustration, but not limitation, “Proprietary Information” includes information (whether conveyed orally or in writing) about biological materials, nucleic acids, proteins, cell lines, antibodies and antigen source materials or fragments thereof, chemical compounds, trade secrets, designs, technology, ideas, know-how, products, services, processes, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, marketing plans, strategies, forecasts, the salaries and terms of compensation of employees of or other consultants to the Company, customer lists and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

In consideration of my retention as a Consultant and the compensation received by me from the Company from time to time, I hereby agree as follows:

1. All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my retention as a Consultant by the Company and at all times after termination of such retention as a Consultant, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as a Consultant of the Company.

2. The Company recognizes that I currently have certain agreements and perform consulting services for others. I agree that during the period that I am retained as a Consultant to the Company, I will promptly inform the Company of any situation which I deem may result in a conflict with the Company’s business within the field of drugs for lymphoproliferative diseases and cancer (the “Field”) or such other businesses as the Company may from time to time subsequently engage. If after discussion, the Company determines that any such activity conflicts with this Agreement, the Company shall have the right to immediately terminate or modify the scope of this Agreement with no obligation to me.

3. All documents, data, records, hardware, software and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my retention as a Consultant shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my retention as a Consultant by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

4. 1 agree that for a period of one (1) year following termination of my retention as a Consultant with the Company, I will not solicit or in any manner encourage employees of the Company to leave its employ.

5. I will promptly disclose to the Company, or any person designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my retention as a Consultant which (a) arise from services provided by me under this Agreement and are related to or useful in the business of the Company, or (b) result from tasks assigned to me by the Company, or (c) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”). Such disclosure shall continue for one (1) year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.

6. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith to the maximum extent that would be permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A, if I were an employee of the Company. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. I hereby assign to the Company any rights I have or acquire in all Inventions. I further agree as to all Inventions to assist the Company at any time, and not just during the term of this Agreement, in any and all countries, which assistance shall include the execution of documents and any assignments to the Company or persons designated by it. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to an Invention(s) (including reissues, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawful acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

7. As a matter of record I have attached hereto as Exhibit B a complete list of all inventions or improvements related to the subject matter of my retention as a Consultant by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company which I desire to remove from the operation of this Agreement; and I covenant that such list is complete.

8. I understand as part of the consideration for the offer of retention as a Consultant or continued retention as a Consultant by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any current or former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

9. I also understand that, in my retention as a Consultant with the Company, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my retention as a Consultant with the Company.

10. The Company will indemnify Consultant and hold him harmless in the event of any legal action resulting from Consultant’s activities on behalf of the Company unless such action results from negligence of Consultant.

11. I agree that in addition to any other rights and remedies available to the Company for any breach by me of obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

12. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

13. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof by a court of competent jurisdiction located in San Diego, California. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

14. I agree that this Agreement may be terminated by either the Company or by me at any time, for any reason, with or without cause, by giving written notice to the other party; termination to be effective upon the other party’s receipt of notice.

15. This Agreement shall be binding upon me, my heirs, executors, assigns and administrator’s and shall inure to the benefit of the company, its successors and assigns.

Dated: 9 May, 2001

/s/ Antonio J. Grillo-Lopez
Antonio J. Grillo-Lopez

Address:	P.O. Box 3797
Rancho Santa Fe, CA 92067

ACCEPTED AND AGREED TO:

SALMEDIX, INC.

By:	/s/ David S. Kabakoff
David S. Kabakoff
Chief Executive Officer

[SIGNATURE PAGE TO CONSULTING AGREEMENT]

EXHIBIT A

Amount:	Consultant shall will dedicate an average of two days per month to Company activities at such times and places as the Company and Consultant mutually agree.

Nature of Consulting:	Consultant shall consult with and provide services to the Company within the Field of development and clinical testing of drugs to treat lymphoproliferative disease and cancer. Consultant will provide guidance and advise on clinical development and regulatory strategy, including clinical trial design and execution, data analysis, reports, presentations, and interact with clinicians and FDA as needed. Consultant will not act as company physician or implement any of the clinical activities. It is expected that Consultant will serve as Chair of a Clinical Advisory Board which is in formation.

Compensation:	Consultant will bill Company at his standard rate of $312.50 per hour (door to door), not to exceed 8 hours per day ($2500.00 per day) plus expenses. In consideration of an initial grant of options to purchase 25,000 shares of Company stock at $0.10 per share, Consultant agrees to reduce his standard rate by 20%.

Salmedix agrees to pay all invoices within thirty days of receipt.

EXHIBIT B

Salmedix, Inc.

4330 La Jolla Village Drive

Suite 250

San Diego, CA 92122

To whom it may concern:

The following is a complete list of all inventions or improvements or works of authorship relevant to the subject matter of my consulting for Salmedix, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my consulting for the Company. I desire to remove those inventions and improvements listed, if any, from the operation of the Consulting Agreement between the Company and me which are listed in the attached CV.

             No inventions or improvements.

             See below.

    ✓      Additional sheets attached.

/s/ Antonio J. Grillo-Lopez
Antonio J. Grillo-Lopez

Date: 5/9/, 2001

EXHIBIT C

Section 2870. Invention on Own Time - Exemption from Agreement

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for his employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.